SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FNBH BANCORP, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
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FNBH BANCORP, INC.

101 East Grand River
Howell, Michigan 48844-0800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 15, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FNBH Bancorp, Inc. (the “Corporation”), a Michigan corporation, will be held on April 15, 2003, at 7 p.m. at the main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan, for the following purposes:

1.	To elect three (3) directors, each to hold office for three year terms.
2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 1, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors BARBARA J. NELSON, Secretary

Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, that all parties must sign the proxy form.

Dated: March 13, 2003

FNBH BANCORP, INC.
101 E. Grand River
Howell, Michigan 48844-0800

PROXY STATEMENT

This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of FNBH Bancorp, Inc. (the “Corporation”), a Michigan corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 15, 2003, at 7 p.m., at the main office of First National Bank in Howell (the “Bank”), 101 East Grand River, Howell, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

VOTING AT THE MEETING

This Proxy Statement has been mailed on or about March 13, 2003, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 1, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. The Corporation has only one class of common stock, of which there are presently 3,157,997 shares outstanding. Each outstanding share will entitle the holder thereof to one vote on each separate matter presented for vote at the meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

If a Proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all of the nominees named in the Proxy Statement and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Chairman of the Board in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

ELECTION OF DIRECTORS

The Articles of Incorporation of the Corporation provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered three year terms of office. Three persons have been nominated for election to the Board, each to serve three (3) year terms expiring at the 2006 Annual Meeting of Shareholders. The Board has nominated Donald K. Burkel, Gary R. Boss, and Richard F. Hopper to serve as directors for three year terms. All the nominees, except Mr. Hopper, are incumbent directors previously elected by the Corporation’s shareholders. Mr. Hopper was appointed as a director by the Board in January 2003.

Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the Corporation’s proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. As such, the three individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

        The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

The following information relating to the principal occupation or employment has been furnished to the Corporation by the respective directors and director nominees. Each of those persons have been engaged in the occupations stated below for more than five years.

Name	Principal Occupation	Age	Director of Corporation Since*
Nominees for Election as Directors for Terms Expiring in 2006
Donald K. Burkel	Co-owner of Oasis, Inc and Fowlerville Farms, Inc., a restaurant, gasoline and gift shop operation	67	1991
Richard F. Hopper	Retired Partner, KPMG LLP	58	2003
Gary R. Boss	Part owner of Boss Engineering Co., a property investment company	60	1995
Directors Whose Terms Expire in 2005
R. Michael Yost	Director, Group Operations and Administration, The Auto Club Group	54	1997
Dona Scott Laskey	Attorney	59	1973
Athena Bacalis	Real estate attorney, corporate counsel for Artisan Building Company	41	2001
James R. McAuliffe	Retired, former President of Hartland Insurance Group	58	1998
Directors Whose Terms Expire in 2004
W. Rickard Scofield	President of May & Scofield, Inc. a manufacturer of automotive subassemblies	50	1992
Randolph E. Rudisill	President of AsahiThermofil, Inc., a leading manufacturer of reinforced thermoplastics	58	1997
Barbara Draper Martin	President and CEO of Corporation and Bank	56	1984

*	The Corporation was formed and organized in 1988; dates preceding 1988 reference status as a director of the Bank. All persons who are directors of the Corporation are also directors of the Bank.

The Corporation and the Board of Directors is committed to sound and effective corporate governance practices. Currently, a majority of the Board of Directors are independent, and each member of the Audit and Compensation Committee is independent under all applicable standards of independence.

The Board of Directors of the Corporation held a total of five meetings during 2002. No director attended less than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. There are no family relationships between or among the directors, nominees or executive officers of the Corporation.

The Nominating Committee of the Board, comprised of Messrs. Burkel, Rudisill, Yost, Scofield, Ms. Bacalis, and Ms. Martin, met three times in 2002. This Committee is responsible for reviewing and making recommendations as to the composition of the Board of Directors, to recommend nominees for election to the Board and recommends individuals to fill vacancies which may occur between annual meetings. The Committee is authorized to consider Board nominations for qualified persons recommended by shareholders that are in compliance with the procedures set forth in the Corporation’s Restated Articles of Incorporation. Any nomination must be submitted in writing, on or before the 60th day preceding the anniversary date of the previous annual meeting. The nomination must include a description of the proposed nominee, his or her consent to serve as a director and other biographical data on the nominee.

The Board also has a Compensation Committee comprised of Messrs. Rudisill, Scofield, Griffith, and McAuliffe. This Committee met four times in 2002. This Committee approves the compensation and benefits of senior management of the Bank and Corporation. The Board also has other committees, such as the Finance Committee, Trust Committee, and the Executive Committee.

The Audit Committee, comprised of Ms. Laskey and Messrs. Boss, Scofield, Rudisill, and Hopper (who joined the committee in January 2003), met on six occasions during 2002. Its primary duties and responsibilities include annually recommending to the Board of Directors an independent public accounting firm to be appointed auditors of the Corporation and the Bank, reviewing the scope and fees for the audit, reviewing all the reports received from the independent public accountants, reviewing corporate SEC filings, and coordinating matters with internal audit.

Effective February 13, 2003, the Board approved a revised charter with respect to the Committee’s roles and responsibilities as an Audit Committee. A copy of that charter is attached as Appendix II to this Proxy Statement. On February 13, 2003, the Committee submitted to the Board the following report:

Report of the Audit Committee

To the Board of Directors of FNBH Bancorp, Inc.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Dona S. Laskey
Gary R. Boss
Randolph E. Rudisill
W. Rickard Scofield
Richard F. Hopper

REMUNERATION OF DIRECTORS

Directors of the Corporation are paid $250 for each Board meeting held and $400 for each Board committee meeting attended; however, no fees are paid to employees of the Bank who serve on the Board. Members of the Board of Directors of the Bank are paid at the rate of $700 per board meeting held, and $400 for each Bank board committee meeting attended. Additionally, the Chairman of the Board is paid an annual stipend of $3,000, payable monthly, as compensation for his additional duties and responsibilities.

COMPENSATION OF EXECUTIVE OFFICERS

Committee Report on Executive Compensation

The Corporation has no paid employees. The Corporation’s subsidiary, First National Bank in Howell, employs all officers and staff. Decisions on the compensation of the Bank’s executive officers are made by the Board of Directors after receiving recommendations from the Board’s Compensation Committee. The Corporation’s policies of compensation are designed to reward employees for the achievement of annual and long-term corporate goals, as well as individual accomplishments. The various means of compensation, which apply to other employees as well as executive officers, are intended to encourage management to increase the value of the Corporation as an asset to its shareholders, to reward and challenge individuals, to achieve and reward superior operating results, and to attract and retain superior personnel.

The Corporation’s compensation program is comprised of several elements: salary, incentive bonus, and a defined contribution plan.

The salaries of the Bank’s Chief Executive Officer and other Bank executives are established based on a performance appraisal system. Each executive’s performance, other than that of the Chief Executive Officer, is evaluated by his or her superior. Wage bands for particular positions are established based on third-party executive compensation studies, information obtained from other similar sized banks, and on the Michigan Banker’s Association annual surveys. This information is used by the Board’s Compensation Committee and the Board of Directors in comparing salaries paid by the Bank with salaries paid for comparable positions by other peer banks. The Board of Directors and the Compensation Committee consider other relevant factors such as individual job performance, experience, expertise and tenure. The Board intends to maintain the base salaries of executive officers and senior managers at rates that are competitive with other banks who are similar in size to the Bank in order to retain superior personnel and to be able to hire personnel of a high caliber to continue to achieve and exceed the Bank’s operating and financial objectives.

An incentive bonus is paid after year end to all employees employed by the Bank the entire year, if the Bank’s earnings are at least at the 50th percentile of the Bank’s peer group. Employees receive 75% of any incentive bonus, based on performance relative to peers through the first nine month period ending September 30 of each year, with the balance, if any, paid based on the performance for the full year. There are three different levels at which the bonus is paid: one for staff, one for supervisor and non-officer exempt employees, and another for officers. The exact formula for the bonus plan is determined each year by the Board of Directors.

The 401(k) plan covers all employees 21 years of age or older who have completed one year of service as defined in the plan. Contributions are equal to 5% of total employee earnings plus 50% of employee contributions (limited to 10% of their earnings), or the maximum amount permitted by the Internal Revenue Code.

Chief Executive Officer Compensation

The Compensation Committee reviews Ms. Martin’s performance and base salary as president and chief executive officer annually and recommends adjustments in her salary to the Board of Directors. In making recommendations to the Board of Directors as to her salary, the Compensation Committee considers the prevailing salaries for presidents and chief executive officers of similar sized banks. As a result of that survey, the Committee established a salary range for Ms. Martin of $141,000 to $235,000 for 2002. The decision regarding Ms. Martin’s 2002 salary was based on the prevailing salary range, on the Corporation’s financial performance for the year and the Corporation’s strong earnings and corporate growth. The Committee further considered Ms. Martin’s leadership in the Corporation and her effectiveness in implementing the directions and policies of the Board of Directors. The incentive bonus paid to Ms. Martin was at the same rate established by the Board of Directors for all Bank officers. Based upon the relative performance of the Bank through September 30, 2002, Ms. Martin was paid a bonus of $55,620, which represents 75% of the potential bonus payable for 2002 performance.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Bank during the last three years to its Chief Executive Officer and its other executive officers whose annual compensation exceeded $100,000 (the “Named Executives”). There are no employees of the Corporation; all personnel are employed by the Bank.

Name and Principal Position	Year	Annual Compensation(1) Salary Bonus Other(3)			Long-Term Compensation Restricted Stock Awards(4)	All Other Compensation(5)
Barbara D. Martin, President and Chief Executive Officer	2002 2001 2000	$185,400 180,000 171,600	$55,620(2) 67,800 68,640	$6,453 6,375 5,186	$45,000 44,982 41,244	$14,118 13,540 13,329
Barbara Nelson, Senior Vice President and Chief Financial Officer	2002 2001 2000	$112,000 107,000 100,000	$33,600(2) 40,304 40,000	$1,615 2,100 808	$16,050 14,994 14,112	$10,515 9,719 10,500
James Wibby, Senior Vice President, Loans	2002 2001 2000	$124,000 121,000 111,000	$37,200(2) 45,577 44,400	$2,479 3,020 1,525	$18,150 16,632 15,750	$10,949 10,346 10,956
Herbert W. Bursch, Senior Vice President, Retail Delivery Systems	2002 2001 2000	$100,000 92,000 76,000	$30,000(2) 34,654 32,800	$698 1,002 0	$17,940 12,306 0	$9,950 9,185 1,041
Nancy Morgan, Senior Vice President, Human Resources	2002 2001 2000	$85,500 83,000 70,000	$25,650(2) 31,264 28,000	$295 117 0	$9,960 8,400 6,468	$9,079 8,657 8,124

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.
(2)

For bonus payments in 2002, the amounts reflect 75% of the bonus that may be earned for that year, based on the Corporation’s performance through September 30 of that year. The balance of any bonus, which is not calculable at this time, will be reported in subsequent proxy statements and/or reports for the year in which it is earned.

(3)	Represents amounts contributed by the Bank as retirement benefits, for the Named Executives, in excess of the amounts permitted under the Bank’s 401(k) Plan.
(4)

Amounts represent the aggregate value of restricted shares of Common Stock (based upon the value of the stock on the date of grant) issued to the Named Executives for the designated year under the Corporation’s Long-Term Incentive Plan. The 2002 award of restricted shares was based on a per share value of $20.93, as of April 12, 2002. The shares are subject to restrictions on transfer and risks of forfeiture which lapse over a period of 5 years at the annual rate of 20% of the granted shares, subject to earlier termination of those restrictions and risks upon death, disability or a change in control of the Corporation. The Named Executives have no right to the unvested percentage of the restricted shares, except voting rights and the right to all dividends and all other distributions paid to holders of the common stock. As of December 31, 2002, the Named Executives held shares of restricted stock in the following aggregated amounts and values (based on the per share value of the Corporation’s common stock on December 31, 2002, of $23.00): Ms. Martin –8,966 shares ($206,218); Ms. Nelson –3,382 shares ($77,786); Mr. Wibby –2,608 shares ($59,984); Mr. Bursch –1,212 shares ($27,876); and Ms. Morgan –1,512 shares ($34,776). The shares owned reflect the Corporation’s two-for-one stock split that was effective July 10, 2002.

(5)

The amounts disclosed in this column include (a) amounts contributed by the Bank to the Bank’s 401(k) Plan, pursuant to which substantially all salaried employees of the Bank participate; (b) the dollar value of premiums paid by the Bank for term life insurance; and (c) disability insurance on behalf of the Named Executives as follows:

                                                        2002        2001        2000
                 Barbara D. Martin            (a)       $12,087     $11,794     $11,974
                                              (b)           937         684         369
                                              (c)         1,094       1,062         986

                 Barbara J. Nelson            (a)        $9,290      $8,600      $9,193
                                              (b)           564         488         369
                                              (c)           661         631         938

                 James Wibby                  (a)        $9,592      $9,080      $9,619
                                              (b)           625         552         369
                                              (c)           732         714         968

                 Herbert W. Bursch            (a)        $8,856      $8,222          $0
                                              (b)           504         420         369
                                              (c)           590         543         672

                 Nancy Morgan                 (a)        $8,142      $7,825      $7,000
                                              (b)           433         378         369
                                              (c)           504         454         755

CERTAIN TRANSACTIONS WITH MANAGEMENT

Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the Bank, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the Bank. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectibility or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and for loans in excess of $400,000, will be subject to approval by a majority of the Corporation’s independent, outside disinterested directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, the Corporation’s directors and executive officers, as well as any person holding more than 10% of its common stock, are required to report initial statements of ownership of the Corporation’s securities and changes in such ownership to the Securities and Exchange Commission. To the Corporation’s knowledge, and based solely upon its review of all required reports furnished to the Corporation, all the required reports were filed timely by such persons during 2002, except for one late report filed by Ms. Laskey.

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 1, 2003, as to the Common Stock of the Corporation owned beneficially by each director, each Named Executive in the Summary Compensation Table above, and by all directors and executive officers of the Corporation as a group. No shareholders are known to the Corporation to have been the beneficial owner of more than five percent (5%) of the Corporation’s outstanding common stock as of March 1, 2003.

	Number of Shares(1)	Percent of Class
Athena Bacalis	456	*
Gary R. Boss	3,000	*
Donald K. Burkel	11,429	*
Herbert W. Bursch	781	*
Richard F. Hopper	2,000	*
Dona Scott Laskey	48,375	1.53%
Barbara D. Martin	29,828(2)	*
James R. McAuliffe	218	*
Nancy Morgan	2,224	*
Barbara J. Nelson	3,901	*
Randolph E. Rudisill	1,964(3)	*
W. Rickard Scofield	5,124	*
James Wibby	4,053	*
R. Michael Yost	2,774(4)	*
All Executive Officers and Directors as a Group (15 persons)	116,127	3.68%

*Represents less than one percent

(1)

This information is based upon the Corporation’s records as of March 1, 2003, and information supplied by the persons listed above. The number of shares stated in this column include shares owned of record by the shareholder and shares which, under federal securities regulations, are deemed to be beneficially owned by the shareholder. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.

(2)	Includes 7,680 shares held for the benefit of Ms. Martin’s minor children.
(3)	Includes 200 shares held as custodian for Mr. Rudisill’s minor child and grandchild.
(4)	Includes 54 shares held jointly with minor child.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Stock Market Index and the NASDAQ Bank Stocks Index for the five year period ended December 31, 2002. The following information is based on an investment of $100, on January 1, 1998, in the Corporation’s common stock, the NASDAQ Bank Stocks Index and the NASDAQ Stock Market Index, with dividends reinvested. There has been only limited trading in the Corporation’s Common Stock, and the Corporation’s stock does not trade on any stock exchange or the NASDAQ market. Accordingly, the returns reflected in the following graph and table are based on sale prices of the Corporation’s stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
DOLLARS
550
500
450
400
350
300
250
200
150
100
50
0
1997
1998
1999
2000
2001
2002
FNBH Bancorp, Inc.
NASDAQ Stock Market Index
NASDAQ Bank Stocks Index

	December 31
	1997	1998	1999	2000	2001	2002
FNBH Bancorp, Inc.	100	120.31	148.25	152.89	157.64	177.17
NASDAQ Stock Market Index	100	140.99	261.48	157.42	124.89	86.33
NASDAQ Bank Stocks Index	100	99.36	95.51	108.95	117.95	120.61

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The financial statements of the Corporation as of and for the year ended December 31, 2002, have been audited by KPMG LLP, independent public accountants. The Corporation has appointed KPMG LLP as independent accountants for the Corporation for the year ending December 31, 2003. A representative of KPMG LLP, will be at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to answer appropriate questions.

The following table sets forth the aggregate fees billed to the Corporation for the year ended December 31, 2002, by the Corporation’s principal accounting firm, KPMG LLP:

Audit Fees                                                                       $74,000
All Other Fees                                                                    48,505  (a)(b)
                                                                                --------
                                                                                $122,505
(a)	Includes fees for tax consulting, and tax return preparation.
(b)

The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. Following the adoption of the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, the Corporation’s independent accountants are proscribed from providing certain services to the Corporation. None of those proscribed services were rendered to the Corporation in 2002.

SHAREHOLDER PROPOSALS

Any shareholder proposal to be considered by the Corporation for inclusion in the 2004 Annual Meeting of Shareholders proxy materials must be received by the Corporation no later than November 13, 2003. As of March 13, 2003, no proposals to be represented at the 2003 Annual Meeting had been received by the Corporation. If the Corporation receives notice of a shareholder proposal after January 27, 2004, the persons named as proxies for the 2004 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at that meeting.

OTHER BUSINESS

The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the Proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.

The Summary Annual Report of the Corporation for 2002 is included with this Proxy Statement. Copies of the report will also be available for all shareholders attending the Annual Meeting. In addition, certain financial and related information is included in Appendix I to this Proxy Statement.

Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara Nelson
Secretary
March 13, 2003

APPENDIX I

FNBH BANCORP, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	Purpose

The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company’s accounting, auditing and reporting practices, (2) the performance of the Company’s internal audit function and independent auditor, and (3) the Company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Audit Committee shall provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors and the Board of Directors.

II.	Membership

A.

Independence—The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing requirements of NASDAQ and the Securities and Exchange Commission Rules implementing Section 301 of the Sarbanes-Oxley Act, and (2) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices, and at least one member of the Committee shall be an “audit committee financial expert” in compliance with the criteria established by the Securities and Exchange Commission.

B.

Appointment—The members shall be nominated by the Nominating and Corporate Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Audit Committee as Chair.

III.	Meetings and Procedures

Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company’s Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:

A.

The Audit Committee shall meet at least 4 times annually and more frequently as circumstances require. Each regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management, the Company’s internal auditors and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal auditors or independent auditors believe should be discussed privately.

B.	Following each of its meetings, the Audit Committee shall deliver a verbal report on the meeting to the Board, including a description of all actions taken by the Audit Committee.

C.	The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities and Duties

The Audit Committee shall have the following duties and responsibilities:

A.	Document and Report Review

1.	Review and update this Charter periodically or as conditions dictate (at least, annually).

2.

Review and discuss with management the Company’s audited financial statements and any reports or other financial information submitted to any governmental body or to the public, including any report issued by the independent accountants that the committee deems necessary.

3.	Review reports of the internal auditor and management’s response to such reports.

4.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

5.	Review with management and the independent auditors the quarterly report on Form 10-Q prior to its filing.

6.	Review earnings press releases with management prior to dissemination.

B.	Independent Accountants

1.

Appoint, approve the compensation of, and provide oversight of the Company’s independent auditor, including the removal of the Company’s independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

2.	Administer the Company’s Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor.

3.	Review the independent auditors’ attestation report on management’s internal control report.

4.	In addition to the communications required by SAS 61, as amended by SAS 90, before the issuance of the audit report, discuss with the independent auditors the following:

2

(a)	All critical accounting policies and practices;

(b)

All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)

Other material written communications between the independent auditor and management including, but not limited to, management letter, management representation letter, reports on observations and recommendations on internal controls, schedule of unadjusted differences, engagement letter, and independence letter.

(d)

An analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

(e)

All significant relationships the accountants have with the Company to determine the accountants’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

5.	At least annually, obtain and review a report by the independent auditor describing:

(a)	The firm’s internal quality control procedures;

(b)

Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(c)	All relationships between the independent auditor and the Company; and

(d)

All significant relationships the accountants have with the Company to determine the accountants’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

C.	Financial Reporting Processes

1.

Review the integrity of the Company’s financial reporting process, both internal and external, giving consideration to consultation with management, the independent accountants and the internal auditor.

2.	Consider and approve, as appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditor.

3

3.	Review and approve all related party transactions. [NASDAQ]

4.

Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters.

D.	Internal Audit

1.	Review activities and qualifications of the Company’s internal auditors.

E.	Ethical and Legal Compliance

1.	Review the Company’s Code of Business Conduct approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.

2.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

3.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

F.	Other

1.

Review with the independent auditors, the internal auditing department and management the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

2.	Prepare the report that the SEC requires to be included in the Company’s annual Proxy Statement.

3.	To the extent it deems appropriate, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

4.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

4

APPENDIX II

        FNBH Bancorp, Inc. is a one bank holding company, which owns all of the outstanding capital stock of First National Bank in Howell (the "Bank). The Corporation was formed in 1988 for the purpose of acquiring all of the stock of the Bank in a shareholder approved reorganization, which became effective May 1989. The Bank was originally organized in 1934 as a national banking association. The Bank serves primarily four communities, Howell, Brighton, Hartland, and Fowlerville, all of which are located in Livingston County, Michigan.

FINANCIAL INFORMATION
FNBH BANCORP, INC. AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors and Stockholders
FNBH Bancorp, Inc.:

We have audited the consolidated balance sheets of FNBH Bancorp, Inc. and subsidiaries (Corporation) as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNBH Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

January 16, 2003

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

Assets                                                                                    2002                  2001
                                                                                   -------------------   -------------------
Cash and cash equivalents:
     Cash and due from banks                                                    $       13,389,226            18,335,732
     Short-term investments                                                             19,649,178            16,307,263
                                                                                   -------------------   -------------------
                 Total cash and cash equivalents                                        33,038,404            34,642,995
Certificates of deposit                                                                  3,880,000             5,917,000
Investment securities held to maturity, net (fair value
     of $18,010,672 in 2002 and $18,580,770 in 2001)                                    16,863,210            17,978,980
Investment securities available for sale, at fair value                                 16,753,001            24,416,389
Mortgage-backed securities held to maturity, net (fair
     value of $26,173 in 2002 and $78,087 in 2001)                                          26,033                78,063
Mortgage-backed securities available for sale, at fair value                             9,924,802            12,682,581
FHLBI and FRB stock, at cost                                                             1,044,250               832,750
                                                                                   -------------------   -------------------
                 Total investment and mortgage-backed securities                        44,611,296            55,988,763
Loans:
     Commercial                                                                        263,002,466           227,228,805
     Consumer                                                                           33,666,705            32,346,942
     Real estate mortgage                                                               31,291,141            27,548,873
                                                                                   -------------------   -------------------
                 Total loans                                                           327,960,312           287,124,620

     Less unearned income                                                                 (843,052)             (845,014)
     Less allowance for loan losses                                                     (5,794,399)           (5,667,906)
                                                                                   -------------------   -------------------
                 Net loans                                                             321,322,861           280,611,700

Bank premises and equipment, net                                                        10,256,828             9,106,648
Land held for sale, net                                                                  1,530,290             1,530,290
Other real estate owned, held for sale                                                     738,206                   --
Accrued interest income and other assets                                                 5,308,124             5,181,098
                                                                                   -------------------   -------------------

                 Total assets                                                   $      420,686,009           392,978,494
                                                                                   ===================   ===================

See accompanying notes to consolidated financial statements.

2	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

Liabilities and Stockholders' Equity                                                      2002                  2001
                                                                                   -------------------   -------------------
Deposits:
     Demand (noninterest bearing)                                               $       62,231,909            62,938,059
     NOW                                                                                41,423,298            39,566,687
     Savings and money market accounts                                                 138,961,869           114,919,743
     Time                                                                              131,455,135           134,244,261
                                                                                   -------------------   -------------------

                 Total deposits                                                        374,072,211           351,668,750

Other borrowings                                                                         5,569,255             5,792,911
Accrued interest, taxes, and other liabilities                                           3,464,929             3,113,030
                                                                                   -------------------   -------------------

                 Total liabilities                                                     383,106,395           360,574,691

Commitments and contingencies
Stockholders' equity:
     Common stock, $0 par value. Authorized 4,200,000
        shares; 3,157,798 shares issued and outstanding
        at December 31, 2002 and 3,146,750 shares issued
        and outstanding at December 31, 2001                                             5,465,089             5,246,770
     Retained earnings                                                                  31,685,849            27,361,215
     Unearned management retention plan                                                   (247,282)             (231,143)
     Accumulated other comprehensive income, net                                           675,958                26,961
                                                                                   -------------------   -------------------

                 Total stockholders' equity                                             37,579,614            32,403,803

                 Total liabilities and stockholders' equity                     $      420,686,009           392,978,494
                                                                                   ==================    ===================

3

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2002, 2001, and 2000

                                                                          2002               2001                2000
                                                                    -----------------   ----------------   -----------------
Interest and dividend income:
    Interest and fees on loans                                   $     23,040,432         24,018,140          23,254,289
    Interest and dividends on investment and
       mortgage-backed securities:
    U.S. Treasury and agency securities                                 1,188,802          1,167,648           1,536,265
    Obligations of state and political subdivisions                       836,703            904,026             913,065
    Corporate bonds                                                       365,785            143,071                 --
    Other securities                                                       61,650             61,269              67,717
    Interest on certificates of deposit and other bank deposits           177,677             30,300                 --
    Interest on short-term investments                                     58,618            770,588             275,656
                                                                    -----------------   ----------------   -----------------
               Total interest and dividend income                      25,729,667         27,095,042          26,046,992
                                                                    -----------------   ----------------   -----------------
Interest expense:
    Interest on deposits                                                7,440,794         10,435,255           9,592,538
    Interest on other borrowings                                          576,449            425,859             449,272
                                                                    -----------------   ----------------   -----------------
               Total interest expense                                   8,017,243         10,861,114          10,041,810
                                                                    -----------------   ----------------   -----------------
               Net interest income                                     17,712,424         16,233,928          16,005,182
Provision for loan losses                                                 625,000            900,000           1,200,000
                                                                    -----------------   ----------------   -----------------
               Net interest income after provision
                  for loan losses                                      17,087,424         15,333,928          14,805,182
Noninterest income:
    Service charges and other fee income                                2,973,691          2,642,886           2,322,591
    Trust income                                                          202,595            176,729             192,568
    Gain on sale of loans                                                 415,454            228,111              74,354
    Gain on sale/call of investments                                       36,570                --                  --
    Other                                                                  (7,710)            71,989              14,377
                                                                    -----------------   ----------------   -----------------
               Total noninterest income                                 3,620,600          3,119,715           2,603,890
                                                                    -----------------   ----------------   -----------------
Noninterest expenses:
    Salaries and employee benefits                                      6,445,184          5,955,251           5,441,548
    Net occupancy expense                                                 890,605            776,503             773,865
    Equipment expense                                                     866,409            830,322             885,036
    Professional and service fees                                         634,901            846,548             456,723
    Printing and supplies                                                 327,284            255,892             239,059
    Advertising                                                           348,572            249,293             252,800
    Other                                                               2,262,588          2,146,922           2,139,533
                                                                    -----------------   ----------------   -----------------
               Total noninterest expenses                              11,775,543         11,060,731          10,188,564
                                                                    -----------------   ----------------   -----------------
               Income before Federal income taxes                       8,932,481          7,392,912           7,220,508
Federal income taxes                                                    2,628,650          2,173,300           2,115,000
                                                                    -----------------   ----------------   -----------------
               Net income                                        $      6,303,831          5,219,612           5,105,508
                                                                    =================   ================   =================
Basic and diluted net income per share                           $           2.00               1.66                1.63
Cash dividends per share                                         $           .628                .60                .575
                                                                    =================   ================   =================

See accompanying notes to consolidated financial statements.

4

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders Equity and Comprehensive Income

Years ended December 31, 2002, 2001, and 2000

                                                                                       Unearned     Accumulated
                                                                                      management       other
                                                          Common        Retained      retention    comprehensive
                                                          stock         earnings         plan       income (loss)     Total
                                                       -------------  -------------  -------------  ------------  --------------
Balances at December 31, 1999                       $  4,919,280       20,723,357     (139,597)      (191,394)      25,311,646

Issued 5,090 shares for management retention plan        106,890            --        (106,890)           --               --
Retired 674 shares from management retention plan        (12,725)           --          12,725            --               --
Issued 674 shares for employee stock purchase plan        12,031            --             --             --            12,031
Amortization of management retention plan                    --             --          50,574            --            50,574
Comprehensive income:
    Net income                                               --       5,105,508            --             --         5,105,508
    Changes in unrealized gain (loss) on securities
      available for sale, net of tax                         --             --             --         208,583          208,583
                                                                                                                    ------------
            Total comprehensive income                                                                               5,314,091

Cash dividends ($0.575 per share)                            --      (1,801,707)           --             --        (1,801,707)
                                                       -------------  -------------  -------------  ----------      ------------

Balances at December 31, 2000                          5,025,476       24,027,158     (183,188)        17,189       28,886,635

Issued 6,438 shares for management retention plan        135,198            --        (135,198)           --               --
Retired 790 shares from management retention plan        (16,450)           --          16,450            --               --
Issued 5,606 shares for employee
  stock purchase plan                                    102,546            --             --             --           102,546
Amortization of management retention plan                    --             --          70,793            --            70,793
Comprehensive income:
    Net income                                               --       5,219,612            --             --         5,219,612
    Changes in unrealized gain on securities
      available for sale, net of tax                         --             --             --           9,772            9,772
                                                                                                                    ------------
            Total comprehensive income                                                                               5,229,384
Cash dividends ($0.60 per share)                             --      (1,885,555)           --             --        (1,885,555)
                                                       -------------  -------------  -------------  ----------      ------------

Balances at December 31, 2001                          5,246,770     27,361,215       (231,143)        26,961       32,403,803

Issued 5,246 shares for management retention plan        109,799            --        (109,799)           --              --
Issued 686 shares for current directors' fees             14,483            --             --             --            14,483
Issued 3,988 shares for employee  stock  purchase         70,428            --             --             --            70,428
plan
Issued 1,128 shares for  directors'  variable fee         23,609            --             --             --            23,609
plan
Amortization of management retention plan                    --             --          93,660            --            93,660
Comprehensive income:
    Net income                                               --       6,303,831            --             --         6,303,831
    Changes in unrealized gain on securities
      available for sale, net of tax                         --             --             --         648,997          648,997
                                                                                                                   -------------
            Total comprehensive income                                                                               6,952,828

Cash dividends ($0.628 per share)                            --      (1,979,197)           --             --        (1,979,197)
                                                    ------------   -------------  -------------  -------------     -------------
Balances at December 31, 2002                       $  5,465,089     31,685,849       (247,282)       675,958       37,579,614
                                                    ============   =============  =============  =============     =============

See accompanying notes to consolidated financial statements.

5

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2002, 2001, and 2000

                                                                      2002                 2001                2000
                                                                ------------------   -----------------   ------------------
Cash flows from operating activities:
    Net income                                               $       6,303,831           5,219,612            5,105,508
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                    625,000             900,000            1,200,000
          Depreciation and amortization                                897,800             863,911              912,832
          Deferred Federal income tax benefit                           (1,300)            (89,400)            (337,000)
          Net amortization on investment securities                    239,341              68,024               20,635
          Earned portion of management retention
             plan                                                       93,660              70,793               50,574
          Loss on disposal of equipment                                  4,518                 554               80,800
          Gain on sale/call of investments                             (36,570)                --                   --
          Gain on sale of loans                                       (415,454)           (228,111)             (74,354)
          Proceeds from sale of loans                               30,465,662          16,869,945            9,336,943
          Origination of loans held for sale                       (30,948,790)        (17,945,804)          (9,470,567)
          Provision for real estate losses                                 --                  --               155,000
          (Increase) decrease in accrued interest income
             and other assets                                         (125,726)             76,923              412,159
          Increase (decrease) in accrued interest, taxes,
             and other liabilities                                      17,599            (155,045)           1,238,554
                                                                ------------------   -----------------   ------------------

                Net cash provided by operating
                   activities                                        7,119,571           5,651,402            8,631,084
                                                                ------------------   -----------------   ------------------
Cash flows from investing activities:
    Purchases of available-for-sale securities                      (6,035,081)        (33,024,189)         (10,982,824)
    Proceeds from sales of available-for-sale
       securities                                                    7,788,508                 --                   --
    Proceeds from maturities of available-for-sale
       securities                                                    4,390,000          14,000,000           24,000,000
    Repayments from mortgage-backed securities
       available for sale                                            5,061,306             901,553                  --
    Purchases of held-to-maturity securities                          (203,250)                --            (2,496,204)
    Proceeds from maturities and calls of held-to-
       maturity securities                                           1,316,175             892,000              605,000
    Repayments from mortgage-backed securities
       held to maturity                                                 51,835             499,872              455,981
    Purchases of certificates of deposit                                   --           (5,917,000)                 --
    Maturity of certificates of deposit                              2,037,000                 --                   --
    Purchase of FHLBI stock                                           (211,500)                --                   --
    Purchase of loans                                               (3,116,728)         (1,192,540)          (2,325,000)
    Net increase in loans                                          (38,059,057)        (28,145,232)         (44,068,629)
    Capital expenditures                                            (2,052,498)         (1,732,370)            (222,714)
                                                                ------------------   -----------------   ------------------

                Net cash used in investing activities              (29,033,290)        (53,717,906)         (35,034,390)
                                                                ------------------   -----------------   ------------------

6	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2002, 2001, and 2000

                                                                      2002                 2001                2000
                                                                ------------------   -----------------   ------------------
Cash flows from financing activities:
    Net increase in deposits                                 $      22,403,461          41,454,932           41,023,365
    Increase in borrowings                                                 --                  --             6,000,000
    Payments on other borrowings                                      (223,656)           (207,089)                 --
    Dividends paid                                                  (1,979,197)         (1,885,555)          (1,801,707)
    Shares issued for employee purchase plan
       and directors' compensation                                     108,520             102,546               12,031
                                                                ------------------   -----------------   ------------------
                Net cash provided by financing
                   activities                                       20,309,128          39,464,834           45,233,689
                                                                ------------------   -----------------   ------------------
                Net increase (decrease) in cash and
                   cash equivalents                                 (1,604,591)         (8,601,670)          18,830,383

Cash and cash equivalents at beginning of year                      34,642,995          43,244,665           24,414,282
                                                                ------------------   -----------------   ------------------
Cash and cash equivalents at end of year                     $      33,038,404          34,642,995           43,244,665
                                                                ==================   =================   ==================
Supplemental disclosures:
    Interest paid                                            $       8,239,097          11,064,961            9,703,333
    Federal income taxes paid                                        2,628,000           2,357,000            2,208,000
    Supplemental schedule of noncash investing
       and financing activities:
    Loans transferred to other real estate                           1,285,018                 --               649,203
    Loans charged off                                                  767,302             517,165              608,520

See accompanying notes to consolidated financial statements.

7

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2002, 2001, and 2000

(1)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of FNBH Bancorp, Inc. and its wholly owned subsidiaries, First National Bank in Howell and H.B. Realty Co. All significant intercompany balances and transactions have been eliminated.

First National Bank in Howell (Bank) is a full-service bank offering a wide range of commercial and personal banking services. These services include checking accounts, savings accounts, certificates of deposit, commercial loans, real estate loans, installment loans, collections, traveler’s checks, night depository, safe deposit box, U.S. Savings Bonds, and trust services. The Bank serves primarily four communities – Howell, Brighton, Hartland, and Fowlerville – all of which are located in Livingston County, Michigan. The Bank is not dependent upon any single industry or business for its banking opportunities.

H.B. Realty Co. was established on November 26, 1997 to purchase land for a future branch site of the Bank and to hold title to other Bank real estate when it is considered prudent to do so.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting and reporting policies of FNBH Bancorp, Inc. and subsidiaries (Corporation) conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a description of the more significant of these policies.

(b)	Certificates of Deposit

Brokered certificates of deposit are purchased periodically from other financial institutions in denominations of less than $100,000. These investments are fully insured by the FDIC. Brokered CD’s are not marketable, and there is a penalty for early withdrawal.

(c)	Investment and Mortgage-backed Securities

Investment securities held to maturity are those securities which management has the ability and positive intent to hold to maturity. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

Investment securities that fail to meet the ability and positive-intent criteria are accounted for as securities available for sale and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income until realized.

Trading account securities are carried at fair value. Realized and unrealized gains or losses on trading securities are included in noninterest income.

Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security.

8	(Continued)

Management reviews for other-than-temporary impairments and records identified impairments, if any, as a component of noninterest income.

(d)	Loans

Loans are stated at their principal amount outstanding, net of an allowance for loan losses and unearned discount. Interest on loans is accrued daily based on the outstanding principal balance. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yield. Mortgage loans held for sale are carried at the lower of cost or market, determined on a net aggregate basis. Market is determined on the basis of delivery prices in the secondary mortgage market. When loans are sold, gains and losses are recognized based on the specific identification method.

The Bank originates mortgage loans for sale to the secondary market and sells the loans with servicing retained.

The total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair value at the date of origination. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue.

Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type, term, year originated, and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value and is recognized through a valuation allowance.

Fair values for individual strata are based on quoted market prices for comparable transactions if available or estimated fair value. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

(e)	Allowance for Loan Losses

The allowance for loan losses is based on management’s periodic evaluation of the loan portfolio and reflects an amount that, in management’s opinion, is adequate to absorb probable losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, nonperforming loan levels, the composition of the loan portfolio, and management’s evaluation of the collectibility of specific loans, which includes analysis of the value of the underlying collateral. Although the Bank evaluates the adequacy of the allowance for loan losses based on information known to management at a given time, various regulatory agencies, as part of their normal examination process, may require future additions to the allowance for loan losses.

Impaired loans have been identified in accordance with provisions of Statement of Financial Accounting Standards (SFAS) No. 114. The Bank considers a loan to be impaired when it is probable that it will be unable to collect all or part of amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

9	(Continued)

(f)	Nonperforming Assets

The Bank charges off all or part of loans when amounts are deemed to be uncollectible, although collection efforts may continue and future recoveries may occur.

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, loans 90 days past due and still accruing, and other real estate, which has been acquired primarily through foreclosure and is awaiting disposition.

Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not yet collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.

Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days past due. The Bank utilized the “fair value of collateral” method to measure impairment, as virtually all of the loans considered to be impaired are commercial mortgage loans.

(g)	Real Estate

Other real estate owned at the time of foreclosure is recorded at the lower of the Bank’s cost of acquisition or the asset’s fair market value, net of disposal cost, which becomes the property’s new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets and subsequent write-downs to reflect declines in value are charged to other expense.

Real estate held for sale is recorded at the lower of carrying amount or estimated fair value less estimated disposal costs. Subsequent declines in estimated fair value and/or disposal costs are recorded as a component of noninterest expense.

(h)	Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed on the straight-line method, are charged to operations over the estimated useful lives of the assets.

(i)	Federal Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

10	(Continued)

(j)	Stock-based Compensation

At December 31, 2002 and 2001, the Bank has two stock-based compensation plans, which are described more fully in notes 15 and 16.

(k)	Statements of Cash Flows

For purposes of reporting cash flows, cash equivalents include amounts due from banks and federal funds sold and other short-term investments.

(l)	Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting and display of comprehensive income and its components (such as changes in unrealized gains and losses on securities available for sale) in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the adoption of SFAS No. 130, the Bank reports comprehensive income within the statement of stockholders’ equity. Comprehensive income includes net income and any changes in equity from nonowner sources that bypass the income statement.

(m)	Earnings Per Share

Earnings per share of common stock are based on the weighted average number of common shares outstanding during the year.

(n)	Stock Split

The Corporation issued a 2-for-1 stock split payable as a dividend of one share for each share of Company stock held of record July 1, 2002 paid July 10, 2002. The 2-for-1 split has been retroactively applied to all share and per-share information for 2001 and 2000.

(o)	Reclassification

Certain reclassifications of 2001 and 2000 information have been made to conform to the current year presentation.

(2)	Certificates of Deposit At December 31, 2002, the scheduled maturities of brokered certificates were:

11	(Continued)

(3)	Investment and Mortgage-backed Securities A summary of the amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2002 follows:

A summary of unrealized gains and losses on investment and mortgage-backed securities at December 31, 2002 follows:

12	(Continued)

The amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of the amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2001 follows:

13	(Continued)

A summary of unrealized gains and losses on investment and mortgage-backed securities at December 31, 2001 follows:

Proceeds on sale of available-for-sale securities totaled approximately $7,789,000 and $0 during 2002 and 2001, respectively; gross realized gains of $38,000 and gross realized losses of $(6,000) were recorded as a result of sales of available-for-sale securities during 2002.

The amortized cost and approximate fair value of investment securities of states (including all their political subdivisions) that individually exceeded 10% of stockholders’ equity at December 31, 2002 and 2001 are as follows:

Investment securities, with an amortized cost of approximately $1,803,000 at December 31, 2002 and $1,798,000 at December 31, 2001, were pledged to secure public deposits and for other purposes as required or permitted by law.

The Bank owns stock in both the Federal Home Loan Bank of Indianapolis (FHLBI) and the Federal Reserve Bank (FRB). The Bank is required to hold stock in the FHLBI equal to 5% of the institution’s borrowing capacity with the FHLBI. The Bank’s investment in FHLBI stock amounted to $1 million and $788,500 as of December 31, 2002 and 2001, respectively. The Bank’s investment in FRB stock, which totaled $44,250 at both December 31, 2002 and 2001, is a requirement for the Bank’s membership in the Federal Reserve System.

(4)	Loans

Loans on nonaccrual amounted to $3,288,000, $2,636,000, and $608,000 at December 31, 2002, 2001, and 2000, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $181,000, $220,000, and $87,000 of interest income would have been recognized in 2002, 2001, and 2000, respectively. The Bank had no troubled-debt restructured loans at December 31, 2002 and 2001.

14	(Continued)

Details of past-due and nonperforming loans follow:

Impaired loans totaled $9.3 million, $8.7 million, and $3.9 million at December 31, 2002, 2001, and 2000, respectively. Specific reserves relating to these loans were $2.0 million, $1.6 million, and $1.9 million at December 31, 2002, 2001, and 2000, respectively. These reserves were calculated in accordance with SFAS No. 114.

Cash receipts received and recognized as income on impaired loans approximated $409,000, $550,000, and $306,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Average impaired loans for the years ended December 31, 2002, 2001, and 2000 were approximately $8.8 million, $6.8 million, and $5.2 million, respectively.

Loans serviced for others were approximately $64.5 million, $58.3 million, and $53.4 million at December 31, 2002, 2001, and 2000, respectively.

The Bank capitalized $171,000, $92,000, and $27,000 in mortgage servicing rights and incurred approximately $70,000, $52,000, and $44,000 in related amortization expense during 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, these mortgage servicing rights had a book value of $335,000 and $234,000 and fair value of approximately $350,000 and $406,000, respectively. The weighted average amortization period for mortgage servicing rights capitalized in 2002 is approximately 9.4 years. Mortgage loans with mortgage servicing rights capitalized totaled approximately $43.7 million at December 31, 2002 and $35.3 million at December 31, 2001. No valuation allowance for capitalized mortgage servicing rights was considered necessary as of December 31, 2002 and 2001.

Estimated aggregate amortization expense relating to the Bank’s mortgage servicing rights as of December 31, 2002 is as follows:

15	(Continued)

Included in real estate loans at December 31, 2002 and 2001 were approximately $728,000 and $1,212,000, respectively, of fixed-rate mortgage loans held for sale. The Bank enters into forward commitments to sell these loans into the secondary market prior to origination. Additionally, the Bank had 45-day forward commitments to sell mortgages as of December 31, 2002, which had not yet been funded. These commitments approximated $2,288,000.

(5)	Allowance for Loan Losses

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2002, 2001, and 2000:

(6)	Bank Premises and Equipment

A summary of bank premises and equipment, and related accumulated depreciation and amortization, at December 31, 2002 and 2001 follows:

16	(Continued)

(7)	Land Held for Sale

In 1997, the Bank purchased an option for $900,000 and, in 1998, exercised that option for approximately $3 million for a tract of land. Subsequent improvements to the land were made amounting to approximately $200,000.

During 1998, the Bank allocated approximately $800,000 of the carrying value of the property to land for a branch site. During 2000, one parcel of the property was sold. The remaining property is held for sale.

The Bank also reduced the carrying cost of the land held for sale by approximately $0, $0, and $155,000 during 2002, 2001, and 2000, respectively, to provide for estimated disposal costs and/or decline in estimated market value. These charges are included as a component of noninterest expense.

An aggregate gain or loss will be recognized upon sale of the remaining parcels of land, which will be included as a component of noninterest income or expense.

(8)	Other Real Estate Owned

In February 2002, the Bank foreclosed on real estate containing partially completed condominiums, which the Bank held as collateral for a $1.4 million commercial loan. At the time of foreclosure, approximately $100,000 was charged off against the Allowance for Loan Losses to bring the property to its estimated fair market value less estimated disposal costs.

During 2002, portions of the collateral were sold, which further reduced the book value of other real estate owned by approximately $550,000. The remaining property is classified as held for sale and is being actively marketed by the Bank. The sale of remaining parcels is expected to occur during the course of 2003.

Costs to maintain the property are included as a component of noninterest expense. An aggregate gain or loss will be recognized upon sale of the remaining real estate, which will be included as a component of noninterest income or expense.

(9)	Time Certificates of Deposit

At December 31, 2002, the scheduled maturities of time deposits with a remaining term of more than one year were:

Included in time deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 2002, 2001, and 2000 are as follows:

17	(Continued)

Interest expense attributable to the above deposits amounted to approximately $1,436,000, $2,209,000, and $1,516,000 in 2002, 2001, and 2000, respectively.

(10)	Other Borrowings

The Bank has a borrowing capacity of approximately $27,700,000 with the FHLBI and had advances outstanding of approximately $5,569,000 and $5,793,000 at December 31, 2002 and 2001, respectively. Variable- or fixed-rate advances are available with terms ranging from one day to 10 years. An outstanding advance requires 125% collateral coverage by one-to-four family whole-mortgage loans. A summary of outstanding advances at December 31, 2002 follows:

(11)	Federal Income Taxes

Federal income tax expense (benefit) consists of:

18	(Continued)

Federal income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income as a result of the following:

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below:

The deferred tax assets are subject to certain asset realization tests. Management believes no valuation allowance is required at December 31, 2002, due to the combination of potential recovery of tax previously paid and the reversal of certain deductible temporary differences.

(12)	Related Party Transactions

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2002 and 2001. Such loans were made in the ordinary course of business in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal credit risk.

19	(Continued)

Loans to related parties are summarized below for the periods indicated:

(13)	Leases

The Bank has a noncancelable operating lease that provides for renewal options. Future minimum lease payments under the noncancelable lease as of December 31, 2002 are as follows:

Rental expense charged to operations in 2002, 2001, and 2000 amounted to approximately $47,000, $40,000, and $41,000, respectively, including amounts paid under short-term, cancelable leases.

(14)	Pension Plan

The Bank sponsors a defined contribution money purchase thrift plan covering all employees 21 years of age or older who have completed one year of service as defined in the plan agreement. Contributions are equal to 5% of total employee earnings plus 50% of employee contributions (limited to 10% of their earnings) or the maximum amount permitted by the Internal Revenue Code. The pension plan expense of the Bank for 2002, 2001, and 2000 was approximately $247,000, $302,000, and $245,000, respectively.

(15)	Management Retention Plan

Restricted stock was awarded to key employees, beginning in 1998, providing for the immediate award of the Corporation’s stock, subject to a vesting period which takes place over five years. The awards are recorded at fair market value and amortized into salary expense over the vesting period. Compensation costs related to restricted stock awards included in salary expense in 2002, 2001, and 2000 amounted to $93,660, $70,793, and $50,574, respectively.

(16)	Directors’ Stock Fee Plan

Each director of the Company who is not an officer or employee of any subsidiary of the Corporation is eligible to participate in the Compensation Plan for Nonemployee Directors. The plan fees consist of both a fixed and variable component. The fixed component equals the per-meeting fee paid for attendance at Board meetings of both the Bank and the Corporation and any committees of their respective Boards.

20	(Continued)

The variable component of the plan, which was added in 2002, is equal to the total fixed fees paid to a specific director for services performed the preceding calendar year, multiplied by the percentage of base compensation payable to officers of the Bank for the preceding calendar year under the Bank’s Profit Sharing Plan. Expenses related to both fixed and variable fees are recorded as noninterest expense in the year incurred regardless of payment method. Compensation costs related to both fixed and variable stock directors’ fees included in noninterest expense in 2002, 2001, and 2000 amounted to $101,667, $59,817, and $52,100, respectively.

Fixed directors’ fees may be paid in cash, to a current stock purchase account, to a deferred cash investment account, or to a deferred stock account according to each eligible director’s payment election. Current stock is issued quarterly based on the fair market value of the stock for the preceding quarter. When deferred stock is elected, payments are credited to a deferred stock account for each participating director, and stock units are computed quarterly based on the fair market value of the stock for the preceding quarter. When dividends are declared, they are computed based on the stock units available in each director’s deferred account and are reinvested in stock units. The units will be converted to shares and will be issued to participating directors upon retirement. As of December 31, 2002, there were approximately 11,800 shares earned and available for distribution in the fixed-fee deferred stock accounts.

Variable directors’ fees may be paid to a current stock purchase account or to a deferred stock account. Current stock is issued based on the average fair market value of the stock for the preceding quarter. Deferred stock units are computed for directors electing to use a deferred stock account, and dividends were reinvested throughout the year as declared. As of December 31, 2002, there were approximately 1,300 shares earned and available for distribution in the variable-fee deferred stock accounts.

(17)	Stock Purchase Plan

The Employees’ Stock Purchase Plan allows eligible employees to purchase shares of common stock, no par value, of FNBH Bancorp, Inc. at a price less than market price under Section 423 of the Internal Revenue Code of 1986 as amended. Eligible employees must have been continuously employed for one year, must work at least 20 hours per week, and must work at least five months in a calendar year. The purchase price for each share of stock is 85% of fair market value of a share of stock on the purchase date.

(18)	Financial Instruments with Off-balance-sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making credit commitments as it does for on-balance-sheet loans.

21	(Continued)

Financial instruments whose contract amounts represent credit risk at December 31, 2002 and 2001 are as follows:

Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; residential real estate; and income-producing commercial properties. Market risk may arise if interest rates move adversely subsequent to the extension of commitments.

As of December 31, 2002 and 2001, the Bank has outstanding irrevocable standby letters of credit, which carry a maximum potential commitment of approximately $3,077,000 and $2,380,000, respectively. These letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these letters of credit are short-term guarantees of one year or less, although some have maturities which extend as long as two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank primarily holds real estate as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held on those commitments at December 31, 2002 and 2001, where there is collateral, is in excess of the committed amount. A letter of credit is not recorded on the balance sheet until a customer fails to perform.

(19)	Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by regulators with regard to components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined).

22	(Continued)

The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the following table as of December 31, 2002 and 2001:

23	(Continued)

(20)	Net Income Per Common Share

Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares and potential common stock, such as stock options outstanding during the period, of which there were none.

(21)	Contingent Liabilities

The Bank is subject to various claims and legal proceedings arising out of the normal course of business, none of which, in the opinion of management, based on the advice of legal counsel, is expected to have a material effect on the Bank’s financial position or results of operations.

(22)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair-value information about financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair-value estimates cannot be substantiated by comparison to independent markets and, in many cases, cannot be realized in immediate settlement of the instrument.

Fair-value methods and assumptions for the Bank’s financial instruments are as follows:

Cash and Cash Equivalents – The carrying amounts reported in the consolidated balance sheet for cash federal funds and short-term investments sold reasonably approximate those assets’ fair values.

Certificates of Deposit – The carrying amounts reported in the consolidated balance sheet for certificates of deposit reasonably approximate those assets’ fair values.

Investment and Mortgage-backed Securities – Fair values for investment and mortgage-backed securities are based on quoted market prices.

FHLBI and FRB Stock – The carrying amounts reported in the consolidated balance sheet for FHLBI and FRB stock reasonably approximate those assets’ fair values.

24	(Continued)

Loans – For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair value of fixed-rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Other Borrowings – The fair value of other borrowings is estimated based on quoted market prices.

Accrued Interest Income – The carrying amount of accrued interest income is a reasonable estimate of fair value.

Deposit Liabilities – The fair value of deposits with no stated maturity, such as demand deposit, savings, NOW, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is estimated using rates currently offered for deposits with similar remaining maturities.

Accrued Interest Payable – The carrying amount of accrued interest payable is a reasonable estimate of fair value.

Off-balance-sheet Instruments – The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to extend credit, including letters of credit, is estimated to approximate their aggregate book balance.

25	(Continued)

The estimated fair values of the Bank’s financial instruments are as follows:

Limitations

Fair-value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair-value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(23)	Dividend Restrictions

On a parent company-only basis, the Corporation’s only source of funds is dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. The Bank may declare a dividend without the approval of the Office of Comptroller of the Currency (OCC) unless the total dividend in a calendar year exceeds the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $12.4 million was available for dividends on December 31, 2002 without the approval of the OCC.

26	(Continued)

(24)	Condensed Financial Information – Parent Company Only

The condensed balance sheets at December 31, 2002 and 2001, and the condensed statements of income and cash flows for the years ended December 31, 2002, 2001, and 2000, of FNBH Bancorp, Inc. follow:

Condensed Balance Sheets

Condensed Statements of Income

27	(Continued)

Condensed Statements of Cash Flows

28	(Continued)

(25)	Quarterly Financial Data – Unaudited

The following table presents summarized quarterly data for each of the two years ended December 31:

(26)	Impact of New Accounting Standards

On June 29, 2001, the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method of accounting. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization, but instead must be reviewed for impairment. The amortization of goodwill ceases upon adoption of SFAS No. 142, which was effective for fiscal years beginning after December 15, 2001. Adoption of these Statements did not have an impact on the Bank’s results of operations or financial condition.

On October 3, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets To Be Disposed Of, but retains many of the fundamental provisions of that Statement. Statement No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale.

29	(Continued)

By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management’s ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity. Statement No. 144 was effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Adoption of this Statement did not have an impact on the Bank’s results of operations or financial condition.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Statement No. 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Statement No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of Statement No. 4 encouraged. Upon adoption, enterprises must reclassify prior-period items that do not meet the extraordinary-item classification criteria in APB 30. Adoption of this Statement is not expected to have a significant impact on the Bank’s results of operations or financial condition.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The principal difference between Statement No. 146 and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. Under Issue 94-3, the liability was recognized at the date of an entity’s commitment to an exit plan. Statement No. 146 is effective for exit or disposal activities (including restructuring) that are initiated after December 31, 2002, with early adoption encouraged. Adoption of this Statement is not expected to have a significant impact on the Bank’s results of operations or financial condition.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. This Statement brings all business combinations involving financial institutions, except mutuals, into the scope of SFAS No. 141, Business Combinations. SFAS No. 147 requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meets the definition of a business, must be accounted for in accordance with SFAS No. 141, and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisition of Banking or Thrift Institutions, which was adopted in February 1983 to address financial institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions.

30	(Continued)

SFAS No. 147 is generally effective immediately and provides guidance with respect to amortization and impairment of intangibles recognized in connection with acquisitions previously within the scope of SFAS No. 72. The adoption of this Statement did not have a material effect on the Bank’s results of operations or financial condition.

On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation – Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-based Compensation. SFAS No. 148 amends the disclosure requirements in SFAS No. 123 for stock-based compensation for annual periods ending after December 15, 2002 and for interim periods beginning after December 15, 2002. These disclosure requirements apply to all companies, including those that continue to recognize stock-based compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees. Effective for financial statements for fiscal years ending after December 15, 2002, SFAS No. 148 also provides three alternative transition methods for companies that choose to adopt the fair-value measurement provisions of SFAS No. 123. Earlier application of those transition methods is permitted for entities with a fiscal year ending prior to December 15, 2002, provided that financial statements for the 2002 fiscal year have not been issued as of December 31, 2002. Adoption of this Statement is not expected to have a significant impact on the Bank’s results of operations or financial condition.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the Interpretation), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor’s fiscal year end. The guarantor may not revise or restate its previous accounting for guarantees issued before the date of the Interpretation’s initial application to reflect the effect of the recognition and measurement provisions of the Interpretation. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The disclosure requirements of this Interpretation are included in note 18 to the consolidated financial statements. Adoption of the measurement requirements of this Interpretation is not expected to have a significant impact on the Bank’s results of operations or financial condition.

On March 13, 2002, the FASB Derivatives Implementation Group (DIG) approved for issuance DIG Issue C13, When a Loan Commitment Is Included in the Scope of SFAS No. 133 – Accounting for Derivative Instruments and Hedging Activities. DIG Issue C13 requires that loan commitments that relate to the origination or acquisition of mortgage loans that will be held for resale under SFAS No. 65, Accounting for Certain Mortgage Banking Activities, be accounted for as derivatives under SFAS No. 133; loan commitments that relate to the origination or acquisition of mortgage loans that will be held for investment will continue to be accounted for under Statement No. 65, and commitments that related to the origination of nonmortgage loans will continue to be accounted for under SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. DIG Issue C13 is effective the first day of the first fiscal quarter beginning after April 10, 2002. If an entity had not accounted for a contract as a derivative in its entirety but is required to do so, the entity shall account for the effects of initially complying with the implementation guidance in this Issue prospectively for all existing contracts as of the effective date of this Issue and for all future transactions. Adoption of this pronouncement did not have a significant impact on the Bank’s results of operations or financial condition.

31

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

        This discussion provides information about the consolidated financial condition and results of operations of FNBH Bancorp, Inc. (“Company”) and its subsidiaries, First National Bank in Howell (“Bank”) and HB Realty Co., and should be read in conjunction with the Consolidated Financial Statements.

FINANCIAL CONDITION

        At year end 2002 total assets were $420,686,000 representing a 7% increase from the prior year when assets were $392,978,000. Investment securities decreased $11.4 million (20%) to $44,611,000 while gross loans increased $40.8 million (14%) to $327,960,000. Deposits increased $22.4 million (6%) to $374,072,000. Stockholders’ equity increased $5.2 million (16%) to $37,580,000.

Securities

        During 2002, loan growth outpaced deposit growth throughout the year, resulting in the need to sell investment securities at various times to meet funding needs. At year end the Company had $19,649,000 in short term investments, a 20% increase over the $16,307,000 the previous year. Although this left the Company quite liquid at year end, approximately $18,000,000 in deposits came in the last month of the year.

        The following table shows the percentage makeup of the securities portfolio as of December 31:

                                                                        2002       2001
                                                                        ----       ----
U.S. Treasury & agency securities..............................         27.0%      20.7%
Agency mortgage backed securities..............................         22.3%      22.8%
Tax exempt obligations of states and political subdivisions....         37.8%      32.1%
Corporate bonds................................................         10.6%      22.9%
Other..........................................................          2.3%       1.5%
                                                                         ----       ----
      Total securities.........................................        100.0%     100.0%

Loans

        The loan personnel of the Bank are committed to making quality loans that produce a good rate of return for the Bank and also serve the community by providing funds for home purchases, business purposes, and consumer needs. The overall loan portfolio grew $40,800,000 (14%) in 2002.

        As a full service lender, the Bank offers a variety of home mortgage loan products. The Bank makes, and subsequently sells, fixed rate, long-term mortgages which conform to secondary market standards. This practice allows the Bank to meet the housing credit needs of its service area, while at the same time maintaining loan to deposit ratios and interest sensitivity and liquidity positions within Bank policy. The Bank retains servicing on sold mortgages thereby furthering the customer relationship and adding to servicing income. During 2002 the Bank sold $24,100,000 in residential mortgages.

        The Bank has also been able to service customers with loan needs which do not conform to secondary market requirements by offering variable rate products which are retained in the mortgage portfolio. While not meeting secondary market requirements, these nonconforming mortgages do meet bank loan guidelines and have a good payment record. During 2002 the Bank made approximately $8,200,000 in variable rate mortgage loans which it retained in the mortgage portfolio.

        The Bank experienced a significant amount of loan demand throughout 2002. Growth in Livingston County resulted in a need for financing commercial projects, some of which were for the construction of commercial buildings and some of which were for the development of residential subdivisions. Commercial loans ended the year at $263,002,000, a 16% increase for the year. Additionally, the Bank originated $6,100,000 in commercial loans which it sold in part or total to other banks due to legal lending limits. Consumer loans increased $1,300,000, or about 4%, from the preceding year.

        The following table reflects the makeup of the commercial and consumer loans in the Consolidated Financial Statements. Included in the residential first mortgage totals below are the “real estate mortgage” loans listed in the Consolidated Financial Statements and other loans to customers who pledge their homes as collateral for their borrowings. A portion of the loans listed in residential first mortgages represent commercial loans where the borrower has pledged his/her residence as collateral. In the majority of the loans to commercial customers, the Bank is relying on the borrower’s cash flow to service the loans. “Other” real estate loans include $150,902,000 in loans secured by commercial property, with the remaining $2,818,000 secured by multi-family units. The most significant loan growth was in commercial loans secured by business property which increased $35,529,000, 30.1% over the prior year, in residential first mortgage loans which increased $9,746,000, 35.5%, and in construction and land development loans which increased $7,295,000, a 17.3% increase.

        The following table shows the balance and percentage makeup of loans as of December 31:

                                                                  (dollars in thousands)
                                                           2002                               2001
                                                           ----                               ----
                                                   Balances    Percentage             Balances    Percentage
                                                   --------    ----------             --------    ----------
Secured by real estate:
   Residential first mortgage                      $ 37,202         11.3%             $ 27,456          9.6%
   Residential home equity/other junior liens        11,184          3.4%                8,066          2.8%
   Construction and land development                 49,516         15.1%               42,221         14.7%
   Commercial                                       153,720         46.9%              118,191         41.2%
Consumer                                             25,261          7.7%               22,719          7.9%
Commercial                                           43,276         13.2%               59,602         20.7%
Other, primarily to political subdivisions            7,801          2.4%                8,870          3.1%
                                                      -----          ----                -----          ----
   Total Loans (Gross)                             $327,960        100.0%             $287,125        100.0%

        The Bank’s loan personnel have endeavored to make high quality loans using well established policies and procedures and a thorough loan review process. Loans in excess of $400,000 are approved by a committee of the Board or the Board. The Bank has hired an independent contractor to review the quality of the loan portfolio on a regular basis. The quality of the loan portfolio is illustrated in the table below for December 31:

                                                                        (Dollars in thousands)
                                                                   2002          2001         2000
                                                                   ----          ----         ----
Nonperforming Loans:
Nonaccrual loans.........................................        $3,288       $ 2,636         $608
Loans past due 90 days and still accruing................           809           361          209
   Total nonperforming loans.............................         4,097         2,997          817
Other real estate........................................           738             0          649
  Total nonperforming assets.............................        $4,835       $ 2,997       $1,466

Nonperforming loans as a percent of total loans..........          1.25%         1.04%         .32%
Loan loss reserve as a percent of nonperforming loans....           141%          189%         636%

        Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, accruing loans 90 days or more past due in payments, and other real estate which has been acquired primarily through foreclosure and is waiting disposition. Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely. The loans are well collateralized and are not expected to result in significant losses for the Company.

        Impaired loans totaled $9,300,000 at December 31, 2002, compared to $8,700,000 at the prior year end. Included in impaired loans are nonperforming loans from the above table, except for homogenous residential mortgage and consumer loans, and an additional $5,400,000 of commercial loans separately identified as impaired. Included in impaired loans are two loans totaling $3,200,000 where the cash generated solely by the businesses is not presently adequate to cover debt service. Both loans are secured with first mortgages on commercial real estate and the real estate is being actively marketed. Nonperforming loans are reviewed regularly for collectability. Any uncollectable balances are promptly charged off.

        During 2002 the Bank charged off loans totaling $767,000 and recovered $268,000 for a net charge off amount of $499,000. In the previous year, the Bank had net charge offs totaling $425,000.

        The allowance for loan losses totaled $5,794,000 at year end which was 1.77% of total loans, compared to $5,668,000 (1.97%) in 2001. The adequacy of the allowance for loan losses is determined by management's assessment of the composition of the loan portfolio, an evaluation of specific credits, and an analysis of the following environmental factors: delinquency trends, delinquency levels, loss trends, concentrations of credit, economic trends, loan growth, and management changes. Management continues to refine its techniques in this analysis. Economic factors considered in arriving at the loan loss reserve adequacy as of December 31, 2002 included low levels of consumer confidence, historically low interest rates, declining stock market values, increased bankruptcies, employee layoffs, corporate malfeasance, and the possibility of war. When all environmental factors were considered, management determined that the $625,000 provision and resulting $5,794,000 allowance was appropriate. Although management evaluates the adequacy of the allowance for loan losses based on information known at a given time, as facts and circumstances change the provision and resulting allowance may also change.

         The following table shows changes in the loan loss reserve for the years ended December 31:

                                                                      (Dollars in thousands)
                                                              2002             2001              2000
Balance at beginning of the year.................           $5,668           $5,193            $4,483
Additions (deduction):
   Loans charged off.............................             (767)            (517)             (609)
   Recoveries of loans previously charged off....              268               92               119
   Provision charged to operations...............              625              900             1,200
Balance at end of the year.......................           $5,794           $5,668            $5,193

Allowance for loan losses to loans outstanding                1.77%            1.97%             2.03%

Deposits

        Deposit balances of $374,072,000 at December 31, 2002 were approximately $22.4 million (6%) higher than the previous year end. Because year end deposit balances can fluctuate in unusual ways, it is more meaningful to analyze changes in average balances. Average deposits increased 9% in 2002. Average demand deposits increased $4.1 million (7%) while average savings and NOW balances increased $25.4 million (20%). Certificates of deposit decreased $.5 million (.4%). Management has tried to generate deposits in 2002 with various rate specials on selected certificates and with a gift giveaway promotion.

The following table sets forth average deposit balances for the years ended December 31:

                                                                       (in thousands)
                                                       2002                2001                2000
Non-interest bearing demand                        $ 61,223            $ 57,166            $ 51,428
Savings, NOW and money market                       153,651             128,257             120,770
Time deposits                                       131,019             131,527             104,669
      Total average deposits                       $345,893            $316,950            $276,867

        The growth in savings, NOW and money market deposits was primarily in the money market deposit account (MMDA) which increased 31% on average. This growth may be indicative of a reluctance for customers to invest in a time deposit in this low rate environment. Average personal MMDAs increased 43% while business accounts increased 25% on average and public MMDAs increased 18%.

        The majority of the Bank’s deposits are from core customer sources-long term relationships with local personal, business, and public customers. In some financial institutions, the presence of interest bearing certificates greater than $100,000 indicates a reliance upon purchased funds. However, large certificates in the Bank’s portfolio consist primarily of core deposits of local customers. See Note 9 of the Consolidated Financial Statements for a maturity schedule of over $100,000 certificates.

Capital

        The Company’s capital at year end totaled $37,580,000, a $5,200,000 (16%) increase over the prior year. Included in year end capital is $676,000 which is an unrealized gain on debt securities available for sale. Without this gain, core capital would have increased by 14%.

        Banking regulators have established various ratios of capital to assets to assess a financial institution’s soundness. Tier 1 capital is equal to shareholders’ equity while Tier 2 capital includes a portion of the allowance for loan losses. The regulatory agencies have set capital standards for “well capitalized” institutions. The leverage ratio, which divides Tier 1 capital by three months average assets, must be 5% for a well capitalized institution. The Bank’s leverage ratio was 8.45% at year end 2002. Tier 1 risk-based capital, which includes some off balance sheet items in assets and weights assets by risk, must be 6% for a well capitalized institution. The Bank’s was 9.81% at year end 2002. Total risk-based capital, which includes Tier 1 and Tier 2 capital, must be 10% for a well capitalized institution. The Bank’s total risk based capital ratio was 11.06% at year end. The Bank’s strong capital ratios put it in the best classification on which the FDIC bases its assessment charge.

        The following table lists various Bank capital ratios at December 31:

                                                    2002               2001                2000
Equity to asset ratio                              8.80%              8.08%               7.59%
Tier 1 leverage ratio                              8.45%              7.90%               8.02%
Tier 1 risk-based capital                          9.81%              9.33%               9.75%
Total risk-based capital                          11.06%             10.58%              11.00%

        The Company’s ability to pay dividends is subject to various regulatory requirements. Management believes, however, that earnings will continue to generate adequate capital to continue the payment of dividends. In 2002 the Company paid dividends totaling $1,979,000, or 31% of earnings. Book value of the stock was $11.90 at year end.

        In 2001 management updated the Company’s five year plan which was the result of a formal strategic planning process. Management and the Board monitor progress toward the long term goals on an ongoing basis, planning the budget around various initiatives included in the plan. The plan focuses on delivery of services and allocation of more resources in the southeast quadrant of the county. It also calls for growth of the Trust and Investment Department as well as in the areas of residential mortgage and consumer loans. These strategies are designed to increase non-interest income, reducing the Company’s dependence on net interest income for profitability and to pursue growth opportunities in the largest and fastest growing section of the county.

        In 1999, the Bank opened a new branch in the northwest part of Brighton. Adjoining the building site are three parcels of vacant land. The Company has sold one parcel, and intends to sell the remaining two pieces which are valued at approximately $1.5 million.

Liquidity and Funds Management

        Liquidity is monitored by the Bank’s Asset/Liability Management Committee (ALCO) which meets at least monthly. With the availability of lines of credit from the Federal Home Loan Bank of Indianapolis (FHLBI), the way liquidity is viewed and the ratios to calculate it have changed recently. The Board of Directors has approved a liquidity policy which requires the Bank, while it is well capitalized as defined by the Federal Financial Institutions Examination Council (FFIEC), to maintain a current ratio of no less than 1:1 (core basic surplus liquidity equal to 0). Additional requirements of the policy are that when FHLBI available credit is added to core basic surplus liquidity, the Bank must have liquidity totaling 5% of assets and when brokered CDs and Federal Funds (Fed Funds) lines are added, the Bank must have liquidity totaling 8% of assets. Should the Bank’s capital ratios fall below the “well capitalized” level, additional liquidity totaling 5% of assets will be required. As of December 31, 2002, the Bank had excess liquidity of at least 3.8% of assets under any of the above standards.

        Deposits are the principal source of funds for the Bank. Management monitors rates at other financial institutions in the area to ascertain that its rates are competitive in the market. Management also attempts to offer a wide variety of products to meet the needs of its customers.

        It is the intention of the Bank’s management to handle unexpected liquidity needs through its Fed Funds position with a correspondent bank and by FHLBI borrowings. The Bank has an $27,700,000 line of credit available at the FHLBI and the Bank has pledged certain mortgage loans as collateral for this borrowing. At December 31, 2002, the Company had $5,600,000 in borrowings against the line. The Bank also has a blanket repurchase agreement in place where it can borrow from a broker pledging Treasury and Agency securities as collateral. In the event the Bank must borrow for an extended period, management may look to “available for sale” securities in the investment portfolio for liquidity.

        Throughout the past year, Fed Funds Sold balances averaged approximately $2,700,000. Periodically the Bank borrowed money through the Fed Funds market. Fed Funds Purchased balances averaged $1,800,000 for the year.

Quantitative and Qualitative Disclosures about Market Risk

        ALCO reviews other areas of the Bank’s performance. The committee discusses the current economic outlook and its impact on the Bank and current interest rate forecasts. Actual results are compared to budget in terms of growth and income. A yield and cost analysis is done to monitor interest margin. Various ratios are discussed including capital ratios and liquidity. The quality of the loan portfolio is reviewed in light of the current allowance. The Bank’s exposure to market risk is reviewed.

        Interest rate risk is the potential for economic losses due to future rate changes and can be reflected as a loss of future net interest income and/or a loss of current market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Tools used by management include the standard GAP report which lays out the repricing schedule for various asset and liability categories and an interest rate shock simulation report. The Bank has no market risk sensitive instruments held for trading purposes. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit and letters of credit. A commitment or letter of credit is not recorded as an asset until the instrument is exercised (see Note 18 of the Consolidated Financial Statements).

The table below shows the scheduled maturity and repricing of the Bank’s interest sensitive assets and liabilities as of December 31, 2002:

                                                    0-3         4-12          1-5            5+
                                                 Months       Months        Years        Years         Total
Assets:
   Loans, net..........................        $142,297      $45,090      $133,082      $ 6,648      $327,117
   Securities..........................             471        2,619        35,160        6,361        44,611
   Certificates of Deposit.............             194        2,231         1,455                      3,880
   Short term investments..............          19,649       ______       _______       ______        19,649
      Total assets.....................        $162,611      $49,940      $169,697      $13,009      $395,257

Liabilities & Shareholders' Equity:
   MMDA, Savings & NOW.................         $94,224                                 $86,161      $180,385
   Time................................          26,387       28,243        75,482        1,343       131,455
   FHLB advances.......................             242       ______         4,175        1,152         5,569
      Total liabilities and equity.....        $120,853      $28,243       $79,657      $88,656      $317,409

Rate sensitivity gap and ratios:
   Gap for period......................         $41,758      $21,697       $90,040     $(75,647)
   Cumulative gap......................          41,758       63,455       153,495       77,848

Cumulative rate sensitive ratio.........           1.35         1.43          1.67         1.25
December 31, 2001 rate sensitive ratio             1.01          .87          1.63         1.24

        The preceding table sets forth the time periods in which earning assets and interest bearing liabilities will mature or may re-price in accordance with their contractual terms. The entire balance of savings, MMDA, and NOW are not categorized as 0-3 months, although they are variable rate products. Some of these balances are core deposits and are not considered rate sensitive. Allocations are made to time periods based on the Bank’s historical experience and management’s analysis of industry trends.

        In the gap table above, the short term (one year and less) cumulative interest rate sensitivity is 43% asset sensitive at year end, compared to 13% liability sensitive the previous year. In the low rate environment of 2002 the following changes have occurred which impact rate sensitivity. In the loan portfolio 57% of loans mature or reprice in one year compared to 47% in 2001. Pricing of commercial loans has been such to discourage customers from locking in today’s low interest rates for a long period of time. Short term investments are 20% higher than last year, the result of an $18,000,000 growth in deposits in the last month of the year. Money market deposit accounts, which are classified in the 0-3 month time frame, grew 32% over the balance reported in 2001. Finally, certificates maturing in one year made up 42% of 2002 year end CD balances compared with 84% the year before. Management believes that those customers who have elected to keep their balances in certificates have chosen longer terms to pick up yield. Others have chosen to get out of certificates and moved their deposits to money market accounts.

        Because of the Company’s asset sensitive position, if market interest rates decrease, this positive gap position indicates that the interest margin would be negatively affected. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since repricing of various categories of assets and liabilities is subject to the Bank’s needs, competitive pressures, and the needs of the Bank’s customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within the period and at different rate indices. Additionally, simulation modeling, which measures the impact of upward and downward movements of interest rates on interest margin, indicates that a 100 basis point decrease in interest rates would reduce net interest income by approximately 4% in the first year.

                                                 Total        Average Interest Rate     Estimated Fair Value
Assets:
   Loans,  net                                $321,323                        7.46%                 $327,411
   Securities                                   44,611                        5.39%                   45,700
   Certificates of deposit                       3,880                        3.28%                    3,900
   Short term investments                       19,649                        1.63%                   19,600

Liabilities:
   Savings, NOW, MMDA                         $180,385                        1.49%                  180,400
   Time                                        131,455                        3.93%                  134,216
   FHLB advances                                 5,569                        7.33%                    6,205

        Estimated fair value for securities are based on quoted market prices. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair value of other loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Because it has a one day maturity, the carrying value is used as fair value for fed funds sold. The fair value of deposits with no stated maturity, such as savings, NOW and money market accounts is equal to the amount payable on demand. The fair value of certificates of deposit and FHLB borrowings is estimated using rates currently offered for products with similar remaining maturities.

RESULTS OF OPERATIONS

        Net income of $6,300,000 was an increase of $1,100,000 (21%) over 2001 earnings. The Company’s earnings resulted in a return on average assets (ROA) of 1.58% and a return on average stockholders’ equity (ROE) of 17.97%. Basic and diluted net income per share was $2.00 in 2002 compared with $1.66 in 2001. Per share data has been restated for all years to reflect a two for one stock split payable as a dividend of one share for each share of company stock held of record July 1, 2002, paid July 10, 2002.

        The following table contains key performance ratios for years ended December 31:

                                                                 2002            2001             2000
Net income to:
   Average stockholders' equity                                17.97%          16.80%           18.76%
   Average assets                                               1.58%           1.46%            1.63%
Basic and diluted earnings per common share:                   $2.00           $1.66            $1.63

Net Interest Income

        Net interest income is the difference between interest earned on earning assets and interest paid on deposits. It is the major component of the Company’s earnings. For analytical purposes, the interest earned on investments and loans is expressed on a fully taxable equivalent (FTE) basis. Tax-exempt interest is increased to an amount comparable to interest subject to federal income taxes in order to properly evaluate the effective yields earned on earning assets. The tax equivalent adjustment is based on a federal income tax rate of 34%.

        The following table shows the average balance and percentage earned or paid on key components of earning assets and paying liabilities for the year ended December 31:

                                             2002                     2001                     2000
                                     Average      Yield/      Average      Yield/      Average      Yield/
                                     Balance       Rate       Balance       Rate       Balance       Rate
Interest earning assets:
Short term investments                  $3,522     1.63%        $19,924     3.87%         $4,278    6.35%
Certificates of deposit                  5,424     3.28%            929     2.90%
Taxable securities                      34,869     4.63%         24,075     5.70%         29,283    5.49%
Tax-exempt securities                   17,109     6.94%         18,415     6.77%         18,580    6.57%
Loans                                  311,060     7.46%        270,776     8.93%        238,697    9.81%
   Total earning assets               $371,984     7.05%       $334,119     8.26%       $290,838    9.11%
Interest bearing funds:
Savings/NOW accounts                  $153,651     1.49%      $ 128,257     2.35%      $ 120,770    2.84%
Time deposits                          131,019     3.93%        131,527     5.65%        104,669    5.88%
Federal funds purchased                  8,430     1.99%                                            6.67%
                                                                                           1,366
FHLB advances                            5,578     7.23%          5,801     7.23%          4,893    7.23%
   Total interest bearing funds:      $298,678     2.68%       $265,585     4.09%       $231,698    4.33%

Interest spread                                    4.37%                    4.17%                   4.78%
Net interest margin                                4.90%                    5.01%                   5.66%

        Tax equivalent interest income in each of the three years includes loan origination fees. A substantial portion of such fees is deferred for recognition in future periods or is considered in determining the gain or loss on the sale of real estate mortgage loans. Tax equivalent interest income includes net loan origination fees totaling $750,000 in 2002, $790,000 in 2001, and $700,000 in 2000.

        The following table sets forth the effects of volume and rate changes on net interest income on a taxable equivalent basis. The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

                                             Year ended                              Year ended
                                 December 31, 2002 compared to Year      December 31, 2001 compared to Year
                                       ended December 31, 2001                ended December 31, 2000

                                    Amount of Increase/(Decrease)          Amount of Increase/(Decrease)
                                           due to change in                       Due to change in

                                                             Total                                  Total
                                                            Amount                                  Amount
                                                              Of                                      Of
                                               Average     Increase/                  Average     Increase/
                                  Volume        Rate      (Decrease)     Volume        Rate       (Decrease)
Interest Income:
Federal funds sold............       $(634)       $ (79)       $(713)       $  994     $  (495)        $  499
Certificates of deposit.......          130           20          150           27            0            27
Securities:
Taxable.......................          615        (372)          243        (286            50         (236)
  Tax Exempt..................         (88)           29         (59)         (11)           37            26
Loans.........................        3,597      (4,582)        (985)        3,145      (2,371)           774

  Total interest income......        $3,620     $(4,984)     $(1,364)      $ 3,869     $(2,779)       $ 1,090

Interest Expense:
Interest bearing deposits:
  Savings/NOW accounts........        $ 595    $ (1,317)      $ (722)       $  213       $(639)       $ (426)
  Time........................         (29)      (2,244)      (2,273)        1,580        (311)         1,269
Short-term borrowings.........          168            0          168         (91)            0          (91)
FHLB advance                           (16)          (1)         (17)           66            1            67

   Total interest expense....         $ 718    $ (3,562)     $(2,844)      $ 1,768       $(949)         $ 819

Net interest income (FTE)           $ 2,902     $(1,422)      $ 1,480       $2,101     $(1,830)         $ 271

        Tax equivalent net interest income increased $1,480,000 in 2002. The increase was the result of a $2,844,000 decrease in interest expense partially offset by a $1,364,000 decrease in interest income. The decrease in interest income is attributable to a decrease of 121 basis points in the interest rate earned on assets although average earning assets increased $37,900,000 during the year. Tax equivalent loan interest income was $985,000 less in 2002 than the previous year. The decrease was due to a decrease of 147 basis points in the rate of interest earned on loans although average balances increased $40,300,000 in 2002. Loan growth was fueled by general growth in Livingston County which created a demand for consumer and commercial building projects. The low interest rate environment enabled new borrowers to enter the housing market.

        Income on taxable securities increased $243,000 in 2002 due to a $10,800,000 increase in average balances although the interest yield declined 107 basis points. The growth in the average balance was actually the result of bond acquisitions that were made in the last quarter of 2001. With loan growth outpacing deposit growth in 2002 there were limited funds available for investment securities. Instead, funds were put to work in the higher yielding loan portfolio. Tax equivalent income on tax-exempt bonds decreased $59,000 in 2002. The average balance of these securities decreased $1,300,000 while the rate increased 17 basis points. The decrease in balances with the subsequent increase in yields was the result of the maturity of bonds that were purchased at lower interest rates than that of the average portfolio. Interest income on short term investments decreased $713,000 due to a decrease in average balances of $16,400,000 and a decline in interest rates of 224 basis points. The decrease in average balances actually brought Fed Funds more in line with targeted balances. Last year’s unusually high balance in short term investments was the result of deposit growth outpacing loan growth and the search for acceptable investment products as interest rates fell throughout the year. The full impact of the falling short term rates from 2001 was felt in 2002 as there was no increase in rates during the year and an additional 50 basis point drop in the fourth quarter. The Bank purchased brokered certificates of deposit from other financial institutions in the fourth quarter of 2001. These investments are fully insured by the FDIC. Interest income on brokered certificates increased $150,000. The average balance of brokered certificates increased $4,500,000 while the interest yield increased 38 basis points, primarily the result of the short term certificates, with lower interest rates, maturing in 2002.

        Interest expense decreased $2,844,000 in 2002 because interest rates decreased 141 basis points although average balances increased approximately $33,001,000. The interest cost for savings and NOW accounts decreased $722,000 because the interest rate paid declined 86 basis points although average balances increased $25,400,000. Interest on time deposits decreased $2,273,000 because average time deposits decreased $500,000 and interest rates decreased 172 basis points. Growth in savings and NOW deposits appears to be a preference for liquidity on the part of depositors as they stayed away from certificates of deposit. Fed Funds were purchased at various times during 2002 although they were not needed at all in 2001. As a result, the Company incurred interest expense of $168,000 related to 2002 borrowings. The Company entered into two long term borrowings with the Federal Home Loan Bank of Indianapolis in 2000. One of the loans amortizes and had a balance of $2,569,000 at year end while the other loan, for $3,000,000 matures in its entirety in April 2005. The loans have an average interest rate of 7.23%.

        In the previous year, net interest income had increased $271,000. The increase in net interest income was the result of an increase in interest income of $1,090,000, partially offset by an increase in interest expense of approximately $819,000. The increase in interest income in 2001 was the result of a $43,300,000 increase in earning assets although interest earned on these balances declined 85 basis points during the year. The increase in interest expense was the result of average balances growing $33,900,000 although interest rates decreased 24 basis points.

        In the coming year, management expects growth to continue in both loans and deposits although at a slower pace. An economic decline could, however, adversely affect growth. The decline in the net interest margin is expected to stabilize as the outlook for future rate cuts is minimal.

        The following table shows the composition of average earning assets and interest paying liabilities for the years ended December 31:

                                                             2002            2001          2000
                                                             ----            ----          ----
As a percent of average earning assets:
   Loans                                                   83.62%          81.04%        82.07%
   Securities                                              13.97%          12.72%        16.46%
   Certificates of Deposit                                  1.46%            .28%
   Short term investments                                    .95%           5.96%         1.47%
                                                             ----           -----         -----
      Average earning assets                              100.00%         100.00%       100.00%

   Savings and NOW                                         41.31%          38.39%        41.52%
   Time deposits                                           35.22%          39.37%        35.99%
   Short term borrowing                                     2.27%                          .47%
   FHLB advances                                            1.50%           1.74%         1.68%
                                                            -----           -----         -----
      Average interest bearing liabilities                 80.30%          79.50%        79.66%

Earning asset ratio                                        93.25%          93.47%        92.75%
Free-funds ratio                                           19.70%          20.50%        20.34%

Provision for Loan Losses

        The provision for loan losses decreased to $625,000 in 2002 compared to $900,000 in 2001. At year end the ratio of allowance for loan loss to loans was 1.77%, compared to 1.97% in 2001. The decrease was deemed appropriate considering the allowance adequacy analysis which showed that the balance in the loan loss reserve was adequate to cover anticipated losses.

Non-interest Income

        Non-interest income, which includes service charges on deposit accounts, loan fees, other operating income, and gain(loss) on sale of assets and securities transactions, increased approximately $501,000 (16%) in 2002 compared to the previous year. Service charge income increased 13% to $2,974,000, primarily due to growth in deposits and loans. Trust fees increased $26,000 in 2002. The addition of a second trust officer in 2002 helped increase trust assets through the addition of new accounts although there was a general decrease in the market value of trust assets. The $415,000 gain realized on the sale of real estate mortgage loans was a $187,000 increase over 2001. Sales volume was up more than $10,000,000 as the low interest rate environment was conducive to substantial mortgage refinancing and it also allowed more buyers to enter the real estate market. From time to time securities were sold in 2002 to improve the Company’s liquidity position. Included in non-interest income were gains totaling $37,000 related to those sales. There were no security sales in 2001.

Non-interest Expense

        Non-interest expense ended the year at $11,776,000, a 6% increase over other operating expenses of $11,061,000 in 2001. The most significant component of non-interest expense is salaries and benefits expense. In 2002 salaries and benefits expense increased 8% to $6,445,000, due to the combined effects of salary increases, increased cost of medical insurance, and an increase in the employee profit share expense. Occupancy expense totaled $891,000 in 2002, a $114,000 increase over the prior year, primarily due to costs associated with a new branch opened in the second quarter, expansion of the grocery store branch, and costs associated with heavy snow removal in 2002. Equipment expense increased $36,000, primarily due to equipping the new branch. Overall other expenses increased 2%. This increase was primarily due to a $171,000 combined increase in printing and supplies and advertising. Costs for printing and supplies increased 28% in 2002 due to opening of the new branch and putting in an image capture system in the proof department. Advertising increased 40% primarily due to efforts to generate deposit growth.

Federal Income Tax Expense

        Fluctuations in income taxes resulted primarily from changes in the level of profitability and in variations in the amount of tax-exempt income. Income tax expense increased $455,000 to $2,629,000 (21%) in 2002. Although income tax expense increased, the rate remained consistent at 29%. For further information see Note 11 “Federal Income Taxes” in the Company’s Consolidated Financial Statements.

Critical Accounting Policies

        Our accounting and reporting policies are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the allowance for loan losses is deemed critical since it involves the use of estimates and requires significant management judgments. Application of assumptions different from those that we have used could result in material changes in our financial position or results of operations.

        Our methodology for determining the allowance and related provision for loan losses is described above in “Financial Condition – Loans”. In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that may be inherent in our loan portfolio. We attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses inherent in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different from the levels that we have recorded.

Impact of New Accounting Standards

        On June 29, 2001, the Financial Accounting Standards Board (FASB) approved for issuance Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 141, all business combinations initiated after June 30, 2001, must be accounted for using the purchase method of accounting. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization, but instead must be reviewed for impairment. The amortization of goodwill ceases upon adoption of SFAS No. 142, which was effective for fiscal years beginning after December 15, 2001. Adoption of these Statements did not have an impact on the Bank’s results of operations or financial condition.

        On October 3, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retains many of the fundamental provisions of that Statement. Statement No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management’s ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity. Statement No. 144 was effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Adoption of this Statement did not have an impact on the Bank’s results of operations or financial condition.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Statement No. 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers and amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Statement No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of Statement 4 encouraged. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB 30. Adoption of this Statement is not expected to have a significant impact on the Bank’s results of operations or financial condition.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between Statement No. 146 and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. Under Issue 94-3 the liability was recognized at the date of an entity’s commitment to an exit plan. Statement No. 146 is effective for exit or disposal activities (including restructuring) that are initiated after December 31, 2002, with early adoption encouraged. Adoption of this Statement is not expected to have a significant impact on the Bank’s results of operations or financial condition.

        In October 2002 the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. This statement brings all business combinations involving financial institutions, except mutuals, into the scope of SFAS No. 141, Business Combinations. SFAS No. 147 requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institutions that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisition of Banking or Thrift Institutions, which was adopted in February 1983 to address financial institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. SFAS No. 147 is generally effective immediately and provides guidance with respect to amortization and impairment of intangibles recognized in connection with acquisitions previously within the scope of SFAS No. 72. The adoption of this Statement did not have a material effect on the Bank’s results of operations or financial condition.

        On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation – Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-based Compensation. SFAS No. 148 amends the disclosure requirements in SFAS No. 123 for stock-based compensation for annual periods ending after December 15, 2002 and for interim periods beginning after December 15, 2002. These disclosure requirements apply to all companies, including those that continue to recognize stock-based compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees. Effective for financial statements for fiscal years ending after December 15, 2002, SFAS No. 148 also provides three alternative transition methods for companies that choose to adopt the fair-value measurement provisions of SFAS No. 123. Earlier application of those transition methods is permitted for entities with a fiscal year ending prior to December 15, 2002, provided that financial statements for the 2002 fiscal year have not been issued as of December 31, 2002. Adoption of this Statement is not expected to have a significant impact on the Bank’s results of operations or financial condition.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the Interpretation), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor’s fiscal year end. The guarantor may not revise or restate its previous accounting for guarantees issued before the date of the Interpretation’s initial application to reflect the effect of the recognition and measurement provisions of the Interpretation. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The disclosure requirements of this Interpretation are included in note 18 to the consolidated financial statements. Adoption of the measurement requirements of this Interpretation is not expected to have a significant impact on the Bank’s results of operations or financial condition.

        On March 13, 2002, the FASB Derivatives Implementation Group (DIG) approved for issuance DIG Issue C13, When a Loan Commitment is Included in the Scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. DIG Issue C13 requires that loan commitments that relate to the origination or acquisition of mortgage loans that will be held for resale under SFAS No. 65, Accounting for Certain Mortgage Banking Activities, be accounted for as derivatives under SFAS No. 133; loan commitments that relate to the origination or acquisition of mortgage loans that will be held for investment will continue to be accounted for under Statement No. 65, and commitments that related to the origination of non-mortgage loans will continue to be accounted for under SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. DIG Issue C13 is effective the first day of the first fiscal quarter beginning after April 10, 2002. If an entity had not accounted for a contract as a derivative in its entirety but is required to do so, the entity shall account for the effects of initially complying with the implementation guidance in this Issue prospectively for all existing contracts as of the effective date of this Issue and for all future transactions. Adoption of this Statement did not have a significant impact on the Bank’s results of operations or financial condition.

SUMMARY FINANCIAL DATA (in thousands, except per share data)

                                              2002           2001          2000           1999           1998
                                              ----           ----          ----           ----           ----
Income Statement Data:
   Interest income                         $25,729        $27,095       $26,047        $21,597        $19,910
   Interest expense                          8,017         10,861        10,042          7,967          7,400
   Net interest income                      17,712         16,234        16,005         13,630         12,510
   Provision for loan losses                   625            900         1,200            840            640
   Non-interest income                       3,621          3,120         2,604          2,015          1,954
   Non-interest expense                     11,775         11,061        10,188          9,543          8,238
   Income before tax                         8,933          7,393         7,221          5,262          5,586
   Net income                                6,304          5,220         5,106          3,715          3,907
Basic Per Share Data(1):
   Net income                                $2.00          $1.66         $1.63          $1.19          $1.24
   Dividends paid                              .63            .60           .58            .55            .53
   Weighted average shares
     outstanding                         3,152,739      3,141,118     3,132,780      3,127,992      3,141,074
Balance Sheet Data:
   Total assets                            420,686        392,978       348,363        296,419        264,894
   Loans, net                              327,117        286,280       255,414        209,952        185,018
   Allowance for loan losses                 5,794          5,668         5,193          4,483          3,958
   Deposits                                374,072        351,669       310,214        269,193        239,557
   Shareholders' equity                     37,580         32,404        28,887         25,312         23,497
Ratios:
   Dividend payout ratio                    31.40%         36.12%        35.29%         46.31%         42.11%
   Equity to asset ratio                     8.80%         8.69%         8.68%          8.84%          9.13%

(1)     Per share data for all years has been restated to give effect of a two-for-one stock split, payable as a dividend of one share for each share of the company stock held of record July 1, 2002, paid July 10, 2002.

STOCK AND EARNINGS HIGHLIGHTS

        There is not an established trading market for the Company’s Common Stock. Information regarding its market price can be obtained on the internet at nasdaq.com, symbol FNHM. There is one market maker for the stock. There are occasional direct sales by shareholders of which the Company’s management is generally aware. It is the understanding of the management of the Company that over the last two years, the Company’s Common Stock has sold at a premium to book value. From January 1, 2001, through December 31, 2002, there were, so far as the Company’s management knows, a total of 293,732 shares of the Company’s Common Stock sold. The price was reported to management in some of these transactions, however there may have been other transactions involving the company stock at prices not reported to management. During 2002, the highest and lowest prices known to management, involving sales of more than 100 shares, were $25.00 and $19.50 per share, respectively. To the knowledge of management, the last sale of Common Stock occurred on February 22, 2002.

        As of March 1, 2003, there were approximately 940 holders of record of the Company’s Stock. The following table sets forth the range of high and low sales prices of the Company’s Common Stock during 2001 and 2002, based on information made available to the Company, as well as per share cash dividends declared during those periods. Although management is not aware of any transactions at higher or lower prices, there may have been transactions at prices outside the ranges listed in the table.

        Sales price, for sales involving more than 200 shares, and dividend information for the years 2001 and 2002:

                                                Sales Prices                      Cash Dividends Declared
                                                ------------                      -----------------------
            2001                        High                    Low
            ----                        ----                    ---
First Quarter                          $21.00                  $21.00                      $0.10
Second Quarter                         $22.50                  $21.00                      $0.10
Third Quarter                          $22.50                  $22.50                      $0.10
Fourth Quarter                         $22.50                  $20.00                      $0.30(1)

            2002                        High                    Low
            ----                        ----                    ---
First Quarter                          $22.50                  $21.50                      $0.13
Second Quarter                         $21.50                  $19.50                      $0.16
Third Quarter                          $23.00                  $21.25                      $0.17
Fourth Quarter                         $25.00                  $22.49                      $0.17

(1)     Includes a special dividend of $0.20 per share.